                         TD WATERHOUSE VARIABLE ANNUITY
                        FORTIS BENEFITS INSURANCE COMPANY

     SUPPLEMENT DATED DECEMBER 13, 2002 TO THE PROSPECTUS DATED MAY 1, 2002

On December 12, 2002, Fortis Benefits Insurance Company ("Fortis Benefits") made the following substitutions of shares held by Variable Account D of Fortis
Benefits: (1) shares of Strong Variable Insurance Funds ("Strong") Mid Cap Growth Fund II for shares of the Strong Discovery Fund II, and (2) shares of the Alliance Variable Products Series Funds, Inc. ("Alliance") International Portfolio for shares of the Strong International Stock Fund II. The foregoing substitutions were carried out pursuant to an order of the Securities and Exchange Commission. The effect of the share substitutions was to (1) replace shares of the Strong Discovery Fund II with shares of the Strong Mid Cap Growth Fund II; (2) eliminate the Strong Discovery Fund II Subaccount under the contract as described in your Prospectus; (3) replace shares of the Strong International Stock Fund II with shares of the Alliance International Portfolio; and (4) eliminate the Strong International Stock Fund II Subaccount under the contracts as described in your Prospectus.

Fortis Benefis will not exercise any rights reserved under any contract to impose additional restrictions on transfers until at least thirty (30) days after the date the substitutions occurred.

FEES AND EXPENSES. The fees and expenses for the Strong Mid Cap Growth Fund II and the Alliance International Portfolio as of December 31, 2001 are stated below:

                                   ---------------------------- ---------------------------- ----------------------------
                                                                                                       TOTAL FUND
                                          MANAGEMENT FEES              OTHER EXPENSES              OPERATING EXPENSES
---------------------------------- ---------------------------- ---------------------------- ----------------------------
Strong Mid Cap Growth
Fund II (1)                                    0.75%                        0.61%                        1.36%
---------------------------------- ---------------------------- ---------------------------- ----------------------------
Alliance International
Portfolio                                      1.00%                        0.44%                        1.44%
---------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) The Adviser voluntarily agreed to reimburse certain Fund expenses. These reimbursements may cease at any time. With such reimbursements Total Fund Operating Expenses would have been:

                                   ---------------------------- ---------------------------- ----------------------------
                                                                                                      TOTAL FUND
                                         MANAGEMENT FEES              OTHER EXPENSES              OPERATING EXPENSES
    ---------------------------    ---------------------------- ---------------------------- ----------------------------
      Strong Mid Cap Growth
      Fund II                                  0.75%                        0.44%                        1.19%
    ---------------------------    ---------------------------- ---------------------------- ----------------------------

EXAMPLES. You would pay the following expenses on a $1,000 investment at the end of the applicable time period assuming a 5% annual return on assets.

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
------------------- ------------------------------------ ---------------------------------  --------------------------------------
                      IF YOU SURRENDER YOUR CONTRACT:    IF YOU ANNUITIZE YOUR CONTRACT:    IF YOU DO NOT SURRENDER YOUR CONTRACT:
------------------- ------------------------------------ ------------------------------------ ------------------------------------
SUB-ACCOUNT          1 YEAR  3 YEARS  5 YEARS  10 YEARS   1 YEAR  3 YEARS  5 YEARS  10 YEARS   1 YEAR  3 YEARS  5 YEARS  10 YEARS
------------------- -------- -------- -------- --------- -------- -------- -------- --------- -------- -------- -------- ---------
Alliance
International
Portfolio             $20      $62       $107     $231     $19      $61      $106      $230     $20      $62      $107      $231
------------------- -------- -------- -------- --------- -------- -------- -------- --------- -------- -------- -------- ---------
Strong Mid Cap
Growth Fund II        $19      $60       $103     $222     $19      $59      $102      $221     $19      $60      $103      $222
------------------- -------- -------- -------- --------- -------- -------- -------- --------- -------- -------- -------- ---------

     ** For purposes of these examples, the effect of the Annual Maintenance Fee has been computed based on the average total contract value during the year ended December 31, 2001 and the total actual amount of the Annual Maintenance Fee collected during the year. For the purpose of these examples, total fund operating expenses are assumed to continue at the rates set forth in the table above.

     INVESTMENT OBJECTIVES AND POLICIES. The investment objectives and policies of the Strong Mid Cap Growth Fund II and the Alliance International Portfolio are summarized below:

          STRONG MID CAP GROWTH FUND II -- Seeks capital growth.

          ALLIANCE INTERNATIONAL PORTFOLIO -- Seeks to obtain a total return on its assets from long-term growth of capital and from income principally through a broad portfolio of marketable securities of established non-United States companies (or United States companies having their principal activities and interests outside the United States), companies participating in foreign economies with prospects for growth, and foreign government securities.


   THE SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.


HV-4365
33-63829